Exhibit 10.77
ENERGY SERVICES AGREEMENT AMENDMENT NO. 2
This Amendment No. 2 (“Amendment”) is entered into as of this 1st day of July, 2006, by and among Atlantic-Pacific Las Vegas, LLC, a Delaware limited liability company, (formerly owned by Sempra, now 100% owned by Thermal Western Holdings, Inc.) (“Seller”), and Venetian Casino Resort, LLC, a Nevada limited liability company (“Buyer”). Unless otherwise provided herein, capitalized terms used herein have the same meaning as used in the Agreement defined below.
WITNESSETH:
WHEREAS, Buyer and Seller have entered into an Energy Services Agreement, dated May 1, 1997 (as amended by Energy Services Agreement Amendment No. 1 dated as of July 1, 1999 and as modified by the Settlement Agreement dated April 25, 2005, between Buyer, Seller and Sempra Facilities Management, a California corporation (the “Agreement”); and
WHEREAS, Buyer’s affiliate is constructing a 3,000 room hotel, casino, retail and meeting complex to be integrated with Buyer’s existing hotel casino resort, together with a commercial mall facility of approximately 450,000 square feet (collectively, the “Phase II Project”), which will be located on approximately 14 acres of land adjacent to the existing hotel casino resort;
WHEREAS, Buyer and Seller wish to confirm their common understanding regarding the use of, and management of, the central plant facility and certain ancillary equipment that supplies, and is intended to supply, heating and air conditioning to both the existing and the new portions of the complex, and to make certain amendments to the Agreement as set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, each intending to be legally bound, do hereby agree to modify the Agreement as follows:
1.	Article I Definitions. Section 1.1 of the Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:
“Amendment No. 2 Effective Date” means: July 1, 2006.
2.	Section 13.5 Notice. Section 13.5 of the Agreement is hereby amended by deleting Seller’s address and replacing it with the following:
General Manager
Atlantic Pacific Las Vegas, LLC
C/O The Venetian Resort-Hotel-Casino
3355 Las Vegas Blvd. So.
Las Vegas, NV 89109

Phone: 702.733.5511

Fax: 702.733.5394
And to:
General Counsel
The Trigen Companies
99 Summer Street, Suite 900
Boston, MA 02110
Phone: 617.482.8080 ext. 333
3.	Schedule 1.05. Description of Buyer’s Equipment. Schedule 1.05 to the Agreement is hereby replaced with the attached amended and restated Schedule 1.05[1]
4.	Schedule 3.2A Operation and Maintenance Services. Schedule 3.2A to the Agreement is hereby amended by deleting the fourth paragraph of Section I, Staffing, and replacing it with the following: [2]
“Seller will execute the work by providing a staff which, as of the Second Amendment Effective Date, consists of the types and quantity of the following personnel:

•	General Manager	1

•	Facility Maintenance Manager	1

•	Central Plant Manager	1

•	Environ/Safety Manager	1

•	Instrument & Controls Manager	1

•	Shift Supervisors	4

•	Maintenance Clerk	1

•	Administrative Assistant	1

•	Senior Facilities Technicians	27

•	Central Plant Operators	10

•	Assistant Plant/Facility Operators	4

[1]	Schedule describes the equipment owned by Buyer and maintained by Seller and includes all the equipment other than the equipment described in Schedule 2.2A and the ancillary equipment described in paragraph 5(b) that will be owned and maintained by Buyer as described in paragraph 5(b).

[2]	Seller’s staff to include 52 persons.

5.	Acknowledgements and Agreements.
(a)	The parties hereto agree that the Contract Year Fee Amount will increase by $100,000 per year for each year following the opening date of the Phase II Project Central Plant (payable as follows, starting July 1, 2006, the Contract Year Fee Amount will increase by $75,000 per year (pro rated for the 2006 Contract Year) and starting July 1, 2007, the Contract Year Fee Amount will increase by an additional $25,000 per year (pro rated for the 2007 Contract Year)). Buyer may request that Seller provide additional services (“Additional Services”) in connection with the operation of any further expansion to the Central Plant (as such term is defined in the Agreement as amended by this Amendment) or any other facility. Buyer shall give Seller 20 days prior written notice of any such request. Seller may, in its sole discretion, agree or not agree to provide such Additional Services. If Seller agrees to provide such Additional Services, (i) the Seller and Buyer shall agree on the number and type of additional employees to be retained by Seller necessary to perform such Additional Services (“Additional Employees”) and make appropriate modifications to Schedule 3.2A to the Agreement, as amended in Section 4 of this Amendment, to reflect such Additional Employees and (ii) the Contract Year Fee Amount shall be increased by an amount equal to 10% of the annualized Fully Burdened Costs for all such Additional Employees plus certain corporate general and administrative costs (payroll, HR, etc.) to be agreed upon by the parties at the time of such change.

(b)	Notwithstanding anything to the contrary contained in Schedule 3.2.A, the parties hereto agree that Buyer or one of its wholly-owned subsidiaries will hire approximately 32 additional employees who will maintain, operate and repair certain ancillary HVAC equipment primarily relating to the Phase II Project described in the following sentence (the “Ancillary Equipment”). The Ancillary Equipment consists primarily of the HVAC equipment located in the podium (including the Phase II Mall component thereof) and the tower of the Phase II project commonly referred to as The Palazzo and the Shoppes at the Palazzo. The parties hereto understand that the Ancillary Equipment will be installed and located outside of the Central Plant, but connected to the Central Plant by appropriate plumbing and electrical connections. For clarity, the Ancillary Equipment will not include any HVAC equipment outside of the Central Plant which is being maintained, operated and repaired by Seller as of the date of this Amendment (such equipment being all HVAC equipment described on amended Schedule 1.05). The parties hereto acknowledge that Buyer or an affiliate of Buyer owns the Ancillary Equipment and the equipment described on amended Schedule 1.05.

(c)	Buyer and Seller will work together in good faith to coordinate what their respective employees do on a day-to-day basis as contemplated by the Agreement and this Amendment. In this regard, Seller will permit Buyer’s personnel access to the building management system to make changes deemed necessary or desirable by such personnel to the Ancillary Equipment which services the portion of the property maintained by Buyer’s staff.

(d)	Buyer agrees that if it exercises its purchase option under Section 2.5(a) of the Agreement, and determines in its sole discretion, to hire any of the personnel then employed by Seller who are providing services to Buyer under the Agreement, Buyer will give full credit to the seniority of such employees based on their start dates with Seller providing services to Buyer on site at the complex under the Agreement.

(e)	Seller agrees that pursuant to the Agreement, as amended hereby, it will cause to be provided from the Central Plant steam for heating, and chilled water for air conditioning, to the new portions of the complex located in the podium (including the Phase II Mall component thereof) and the tower of the Phase II project, commonly referred to as The Palazzo and the Shoppes at the Palazzo. Seller also agrees that pursuant to the Agreement, as amended hereby, it will continue to cause the Central Plant to provide steam for heating, and chilled water for air conditioning, to all of the portions of the complex to which the Central Plant is providing such services as of the date this Amendment. Notwithstanding anything to the contrary herein, Seller shall solely control the operation and dispatch of the Central Plant for the provision of all services to be rendered pursuant to the Agreement as amended hereby.
6.	Miscellaneous. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Nevada, without reference to any choice of law principles. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.
IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 2 to be duly executed and delivered and effective as of the Amendment No. 2 Effective Date.

Venetian Casino Resort, LLC (“Buyer”)		Atlantic Pacific Las Vegas, LLC (“Seller”)

By:	/s/ Robert G. Goldstein	By:	/s/ Joseph A. Steinmehek

Name:	Robert G. Goldstein	Name:	Joseph A. Steinmehek
Title:	President	Title:	Vice President

Schedule 1.05
Buyer’s Equipment includes:
All that certain equipment added to the Central Plant during:
-	Phase II as part of The Palazzo project (sometimes also referred to as Phase IIC); and

-	The Phase IA additions to the Central Plant;
Certain equipment added to the complex outside the Central Plant as part of:
-	The Phase IA additions to the garage including the transfer level between the garage;

-	The Phase IA tower;

-	The Phase IA tower roof;

-	Other equipment in the Phase IA tower other than in the guest rooms;

-	The Guggenheim area added in 2001;

-	The Corporate and other administrative offices;

-	The Paiza Club added in 2005;

-	The Pool Deck added in 2005 and 2006,

-	The Phase IIA 2003 additions to the casino level of the meeting room complex;

-	The Phase IIB additions to the meeting room complex consisting of an additional 3 levels above the Phase IIA addition to the meeting room complex and completed in 2005 and 2006;

-	The Blue Man and Phantom Theatres in 2006.
Stated differently, Buyer owns and Sellers maintain all equipment other than that set forth on Schedule 2.2A and that to be added in Phase II outside the central plant (defined elsewhere as the Ancillary Equipment).

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